Exhibit 10.14

FIRST AMENDMENT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT

This First Amendment to Amended and Restated Executive Employment and Noncompetition Agreement ("Amendment") is dated as of November 19, 2018, and amends the Amended and Restated Executive Employment and Noncompetition Agreement dated July 27, 2016 ("Agreement") between Papa Murphy’s Holdings, Inc. ("Company") and Victoria J. Tullett, fka Victoria Blackwell (the "Executive").

WHEREAS, the Company and Executive entered into that certain Amended and Restated Executive Employment and Non-Competition Agreement dated as of July 27, 2016;
WHEREAS, the parties now desire to amend the Agreement as set forth herein;
WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company;
WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and
NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.The first sentence of Section 3.2 is amended and restated in its entirety as follows:
"During the Employment Period, Executive shall be eligible to receive an annual bonus award (the "Annual Bonus") with the target amount equal to at least 60% of the Base Salary, payable in accordance with the Company's incentive compensation policy; provided, that, such Annual Bonus shall in no event be paid later than March 15 of the calendar year immediately following the fiscal year to which such Annual Bonus relates."
2.Section 5.6(b) of the Agreement is amended and restated in its entirety as follows:
"(b)    Accelerated Vesting of Equity Compensation Upon a Change in Control. In the event of a Change in Control, and effective immediately prior to the Change in Control: (1) outstanding stock options held by Executive shall become immediately fully exercisable; (2) for outstanding restricted stock awards, any vesting or performance requirements shall be deemed satisfied, and any Company repurchase rights shall immediately terminate; (3) with respect to any outstanding equity compensation awards other than stock options and restricted stock awards (but including restricted stock units) with solely time-based vesting, Executive will immediately vest in and have the right to exercise or payment of such awards, all restrictions on such awards will lapse, and all other terms and conditions of such awards will be deemed met; (4) with respect to any outstanding equity compensation awards other than stock options and restricted stock awards (but including restricted stock units) with performance-based vesting that has not yet occurred, Executive will immediately vest in and have the right to exercise or payment of such awards, all restrictions on such awards will lapse, and all other terms and conditions of such awards will be deemed met, as if the performance goals had been achieved at the target level."
3.Except as modified, all terms of the Agreement remain in effect. In the event of a conflict between the terms of the Agreement and this Amendment, the Amendment shall control.
IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.
COMPANY:

PAPA MURPHY’S HOLDINGS, INC.

By: /s/ Weldon Spangler
Weldon Spangler
Chief Executive Officer

EXECUTIVE:

/s/ Victoria J. Tullett
Victoria J. Tullett

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